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                                  [LETTERHEAD]






                                November 25, 1996



Piper Funds Inc.--II
Piper Jaffray Tower
222 South Ninth Street
Minneapolis, Minnesota 55402

     Re:  Rule 24f-2 Notice for Piper Funds Inc.--II
          (File Nos. 33-60515 and 811-07279)

Dear Sir or Madam:

     We have acted as general counsel to Piper Funds Inc.--II, a Minnesota corporation (the "Company"), in connection with the Company's Registration Statement on Form N-1A (File Nos. 33-60515 and 811-07279). This opinion is addressed to you in connection with a filing by the Company of a notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. In that connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion. Based thereon, we advise you that, in our opinion, the 687,287 shares of common stock, $.01 par value per share, sold by the Company during the one-month fiscal period ended September 30, 1996, as set forth in the Notice, were legally issued, have been fully paid, and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Company referred to above.

                                        Very truly yours,


                                        /s/ Dorsey & Whitney LLP


KLP